Exhibit 99.1

Investor Contact: Donald J. MacLeod	FOR IMMEDIATE RELEASE
(716) 842-5138	December 17, 2013

Media Contact: Chet Bridger
(716) 842-5385

M&T and Hudson City Announce Extension of the Merger Agreement

BUFFALO, NEW YORK -- M&T Bank Corporation (“M&T”) (NYSE:MTB) and Hudson City Bancorp, Inc. (“Hudson City”) (NASDAQ:HCBK) announced today that they expect additional time will be required to obtain a regulatory determination on the applications necessary to complete their proposed merger.  As previously disclosed, the Federal Reserve identified certain regulatory concerns with M&T’s procedures, systems and processes relating to M&T’s Bank Secrecy Act and anti-money-laundering compliance program. Early in 2013, M&T commenced a major initiative to fully address the Federal Reserve’s concerns.  M&T is devoting substantial resources towards this initiative and believes that it is making significant progress. Based upon discussions with the Federal Reserve, M&T expects that additional time will be required for the Federal Reserve to act on the merger application, and that any such action is not likely to occur before the latter part of 2014.

As a result, M&T and Hudson City have agreed to extend from January 31, 2014 to December 31, 2014 the date after which either party may elect to terminate the merger agreement if the merger has not yet been completed.  However, there can be no assurances that regulatory approval will be obtained or that the merger will be completed by that date.

“We continue to believe strongly that a merger with Hudson City is beneficial to both institutions, their shareholders and the communities we serve.  We could not have asked for a better partner than Hudson City as we continue to work towards a successful outcome,” said René F. Jones, Executive Vice President and Chief Financial Officer of M&T.

M&T and Hudson City intend to close the merger as soon as possible following the receipt of all necessary regulatory approvals and satisfaction of all other conditions to closing.

M&T is a financial holding company headquartered in Buffalo, New York.  M&T's principal banking subsidiary, M&T Bank, operates banking offices in New York, Pennsylvania,

Maryland, Virginia, West Virginia, Delaware and the District of Columbia.  Trust-related services are provided by M&T's Wilmington Trust-affiliated companies and by M&T Bank.

Cautionary Statements Regarding Forward-Looking Information
This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 giving M&T’s and Hudson City’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may”, or by variations of such words or by similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made and neither M&T nor Hudson City assumes any duty to update forward-looking statements.

On August 27, 2012, M&T, Hudson City and Wilmington Trust Corporation, a Delaware corporation and a wholly owned subsidiary of M&T (“WTC”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, Hudson City will merge with and into WTC, with WTC continuing as the surviving entity (the “Merger”). In addition to factors previously disclosed in M&T’s and Hudson City’s reports filed with the SEC and those identified elsewhere in this release, the following factors among others, could cause actual results to differ materially from forward-looking statements or historical performance: ability to obtain regulatory approvals and meet other closing conditions to the Merger, particularly in view of the Federal Reserve issues that have caused a delay in obtaining a regulatory determination; the additional delay in closing the Merger; difficulties and delays in integrating the M&T and Hudson City businesses or fully realizing cost savings and other benefits; business disruption following the Merger; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer acceptance of M&T products and services; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; and the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

Important Additional Information.

In connection with the merger, M&T filed with the SEC on February 22, 2013 a Registration Statement on Form S-4 that included a Joint Proxy Statement of M&T and Hudson City and a Prospectus of M&T.  The S-4 has been declared effective.

Each of M&T and Hudson City may file other relevant documents concerning the proposed transaction.  SHAREHOLDERS OF M&T AND HUDSON CITY ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

A free copy of the Joint Proxy Statement/Prospectus, as well as other filings containing information about M&T and Hudson City, may be obtained at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from M&T at www.mtb.com under the tab “About Us” and then under the heading “Investor Relations” or from Hudson City by accessing Hudson City’s website at www.hcsbonline.com under the heading “Investor Relations.” Copies of the Joint Proxy Statement/Prospectus can also be obtained, free of charge, by directing a request to Investor Relations, One M&T Plaza, Buffalo, New York 14203, (716) 842-5445.

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